REFERENCE 3.1

                          ARTICLES OF INCORPORATION


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                          ARTICLES OF INCORPORATION
                                      OF
                          NALBANDO ENTERPRISES, INC

FIRST:  The name of this corporation shall be:

                          NALBANDO ENTERPRISES, INC.

SECOND:  Its registered office in the State of Nevada is to be located at:
1400 Colorado St. Boulder City, Nevada, 89005, and its registered agent at such address is SAMUEL WIERDLOW.

THIRD:  The purpose or purposes of the corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Nevada.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is: Twenty five million (25,000,000) with a par value of $.001 per share.

FIFTH:  The first Board of Directors shall consist of one member:
Charlene Kalk, 120 S. San Fernando Road #418, Burbank California, 91502

SIXTH: The name and address of the incorporator signing these articles of incorporation is: Charlene Kalk, 120 S. San Fernando Road, Burbank, California, 91502

IN WITNESS HEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of
Incorporation this 5th day of February, 1998.
/s/ Charlene Kalk
----------------------------------
CHARLENE KALK, INCORPORATOR


Subscribed  and sworn to before
Me this 5th day of February, 1998

----------------------------------
Notary Public

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

SAMUEL WIERDLOW hereby accepts appointment as registered agent for the above named corporation.

__Samuel Wierdlow__________________

Dated February 5, 1998                                    SAMUEL WIERDLOW




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